EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated August 26, 2005 relating to the consolidated financial statements of Kana Software, Inc. and subsidiaries as of and for the year ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement and of our report dated August 26, 2005 relating to the financial statement schedule for the year ended December 31, 2004 appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
San Jose, California September 6, 2006